UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 25, 2014

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD.

As Trans Energy, Inc. (the “Company”) has previously reported, on September 28 and December 17, 2012, the U.S. Environmental Protection Agency (“EPA”) issued to the Company seven administrative compliance orders and a request for information (the “CWA Matter”). The orders and request relate to our compliance with Clean Water Act (“CWA”) permitting requirements at seven pond and/or well site locations in Marshall and Wetzel Counties, West Virginia and concern the alleged discharge of dredged and/or fill material into waters of the United States.

On August 25, 2014, we entered into a civil Consent Decree with the EPA with respect to the CWA Matter and related issues that were discovered based upon an internal audit that we conducted. A copy of the EPA’s press release regarding this Consent Decree is attached hereto as Exhibit 99.1.

1.	The Consent Decree requires us to pay a $3,000,000 civil penalty in two installments.

2.	The Consent Decree requires us to perform certain restoration activities at the affected pond, well pad and access road sites over a period of three construction seasons. The EPA has estimated that the restoration could cost as much as $13 million.

3.	The Consent Decree also requires to put in place and maintain an environmental compliance program.

On August 29, 2014, the EPA filed information in the federal district court in the Northern District of West Virginia alleging that Trans Energy had committed misdemeanor violations of the CWA. The Company has been in negotiations with the EPA regarding these possible misdemeanor charges and anticipates entering a plea with respect to these alleged violations within the next 60 days. The Company estimates that its liability for settlement of the misdemeanor violations will be approximately $600,000.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press Release issued by the Environmental Protection Agency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: September 3, 2014	By	/S/ John Corp
John Corp
President